Exhibit 99.1

For immediate release

TRICO MARINE SUBSIDIARY, CTC MARINE, RECOGNIZED BY NOF ENERGY AS 2009 COMPANY OF THE YEAR; TRICO MARINE PROMOTES EXECUTIVES

THE WOODLANDS, TX, December 21, 2009 /PRIMENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA — News) (the “Company” or “Trico”) today announced that its subsea protection division, CTC Marine, was recognized as THE 2009 company of the year recently by Northern Offshore Foundation (NOF) Energy, a business development organization for the oil, gas and energy sectors in the United Kingdom. CTC Marine was also awarded the 2009 Innovation and Technology Award by NOF Energy.

The awards recognize a year of success for CTC Marine including the first diver-less subsea construction and development project in the Mediterranean, expansion into new subsea markets including China, Egypt and the Middle East and diversification of services into the offshore renewable market. In addition, CTC Marine’s commitment to innovation led to success for its RT-1 Rock Trencher, the world’s largest underwater tracked vehicle, in its first offshore scope of work off the West Coast of Ireland.

Chairman and Chief Executive Officer of the Company, Joseph Compofelice, stated, “These awards recognize the hard work, dedication and innovation that our team brings to its service offerings worldwide.”

In addition, the Company today announced the promotion of Rishi Varma to Senior Vice President and Chief Operating Officer. Mr. Varma has served as the Company’s General Counsel since May 2005 and has assumed a greater role in operations throughout the year. The Company also announced the promotion of Geoff Jones to Senior Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Jones has served in various roles with the Company since 2004 and is currently the Chief Financial Officer.

About Trico Marine Group

The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s Towing and Supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s Subsea Services and Subsea Protection divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. Trico Marine Services, Inc. is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact info:
Geoff Jones
VP & Chief Financial Officer
(713) 780-9926

10001 Woodloch Forest Drive- SUITE 610 – THE WOODLANDS, TEXAS 77380 — (281)203-5700 — FAX (281)203-5701